Exhibit 99.1

Overland Storage Announces Approval of Proposed Merger with Sphere 3D by the Shareholders of Overland

SAN DIEGO, Calif., November 28, 2014 — Overland Storage®, Inc. (NASDAQ:OVRL), a trusted global provider of unified data management and data protection solutions across the data lifecycle today announced that the proposed merger between Overland and Sphere 3D Corporation (NASDAQ: ANY) (TSX-V: ANY), a virtualization technology solution provider, has been approved by the shareholders of Overland at the special meeting of Overland’s shareholders held on November 28, 2014. Over 99% of Overland’s shares voted at the meeting were voted in favor of approving the merger.

Overland and Sphere 3D publicly announced their proposed merger on May 15, 2014. Upon consummation of the merger, following regulatory approval and the satisfaction of other conditions of the Merger Agreement, each outstanding share of Overland common stock will be exchanged for 0.46385 common shares of Sphere 3D, subject to certain potential adjustments as set forth in the agreement. After completion of the merger, it is expected that current holders of Overland Shares will own approximately 28.8% of Sphere 3D on a fully diluted basis as a result of the exchange of shares in the merger. The merger is due to be completed early next week.

About Overland Storage

Overland Storage (NASDAQ: OVRL) is a trusted global provider of unified data management and data protection solutions across the data lifecycle. Overland delivers one of the most extensive and complementary product portfolios and service offerings in the industry. By providing an integrated range of technologies and services for primary, nearline, offline, and archival data storage, Overland Storage and Tandberg Data, a wholly-owned subsidiary of Overland, make it easy and cost-effective to manage different tiers of information over the data lifecycle, whether distributed data is across the hall or across the globe. Overland Storage and Tandberg Data solutions are available through a select network of value-added resellers and system integrators. For more information, visit www.overlandstorage.com or www.tandbergdata.com.

Overland Storage and the Overland logo are trademarks of Overland Storage, Inc., and Tandberg Data is a trademark of Tandberg Data Holdings, S.à r.l. that may be registered in some jurisdictions. All other trademarks are the property of their respective owners.

About Sphere 3D Corporation

Sphere 3D Corporation (TSX-V: ANY, NASDAQ:ANY) is a virtualization technology solution provider. Sphere 3D’s Glassware 2.0™ platform delivers virtualization of some of the most demanding applications in the marketplace today; making it easy to move applications from a physical PC or workstation to a virtual environment either on premise and/or from the cloud. Sphere 3D’s V3 Systems division supplies the industry’s first purpose built appliance for virtualization as well as the Desktop Cloud Orchestrator management software for VDI. Sphere 3D has announced its proposed merger with Overland Storage (NASDAQ: OVRL). This alliance is intended to bring together next generation technologies for virtualization and end-to-end scalable storage offerings to enable the introduction of a number of converged solutions. For additional information visit www.sphere3d.com or access the Company’s public filings at www.sedar.com or www.sec.gov.

Safe Harbor Statement

This press release contains forward-looking statements that involve risks, uncertainties, and assumptions that are difficult to predict. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of risks and uncertainties including, without limitation, unforeseen changes in the course of Overland’s business or Sphere 3D’s business; any failure to consummate the proposed merger between Overland and Sphere 3D; any increase in Sphere 3D or Overland’s cash needs; possible actions by customers, suppliers, competitors or regulatory authorities with respect to Overland or Sphere 3D; other risks detailed in the Form F-4/A filed by Sphere 3D with the SEC and the proxy statement of Overland included therein; and other risks detailed from time to time in Overland’s periodic reports filed with the SEC. Overland undertakes no obligation to update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Media Contact:

Pattie Adams

Director, Global Corporate Communications

+1 408/283-4779

padams@overlandstorage.com

Investor Relations Contact:

Todd Kehrli or Jim Byers

MKR Group Inc.

323-468-2300

ovrl@mkr-group.com

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